Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated January 15, 2008

2YR NC 9MO Callable Fixed Rate Note
Final Terms and Conditions


Issuer:			Toyota Motor Credit Corporation

Issue Type:		US MTN

Principal Amount:	USD 25,000,000 (may be increased prior to Issue Date)

CUSIP:			89233PQ41

Trade Date:		January 15, 2008

Issue Date:		January 22, 2008

Maturity Date:		January 22, 2010, subject to Issuer's Call Option

Issue Price:		100.0%

Re-Offer Price:		100.0%

Interest Rate:	        3.50%

Interest Payment Dates:	Quarterly on 22nd of each January, April, July,
			and October, commencing April 22, 2008 and ending on the Maturity Date, subject to
Issuer's Call Option

Issuer's Call Option:	The Issuer has the right on every Interest Payment Date
			commencing on October 22, 2008, provided that the Issuer gives 10 calendar days' notice to the investor, to call the notes in whole, but not in part, at par (par being 100.0%). All amounts that may otherwise be payable following the call date shall cease to be payable.
			Notwithstanding
the above, all payments due on the
			call date shall be made in full regardless of any calling of the notes by the Issuer.

Underwriter:		Lehman Brothers Inc.

Business Days		New York

Denomination:		US$ 10,000 by 1,000

Day Count:		30/360, Following Business Day, unadjusted

Calculation Agent:	Deutsche Bank Trust Company Americas

Original Issue Discount:   No


The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission
(SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR(r)) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.

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